December 22, 2023
Mr. Andrew Toy
Chief Executive Officer
Clover Health Investments, Corp. 3401
Mallory Lane, Suite 210
Franklin, TN 37067

Re: Agreement for Interim Management Services

Dear Mr. Toy:

This letter, together with the attached Schedule(s) and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC (“APS”), and Clover Health investments Corp. (the “Company”) for the engagement of APS to provide interim management services to the Company.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s) and General Terms and Conditions. The Company and APS are each a “Party,” and together the “Parties.”

The engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Board of Directors of the Company.

Objectives and Tasks

Subject to APS’ (i) internal approval from its Risk Management Committee, (ii) confirmation the Company has a Directors and Officers Liability insurance policy in accordance with the Indemnification section of the General Terms and Conditions regarding Directors and Officers Liability Insurance coverage, and (iii) receipt of a copy of the signed Board of Directors’ resolution (or similar document as required by the Company's governance documents) as official confirmation of the appointment, APS will provide Mr. Terry Ronan to serve as the Company’s Chief Financial Officer ("CFO"), reporting to the Company’s Chief Executive Officer. In addition to the ordinary course responsibilities of CFO, Mr. Ronan and APS will work collaboratively with the senior management team, the Board of Directors and other Company professionals to assist the Company with the following:

●Perform tasks ordinarily in the purview of the Company’s Chief Financial Officer, including supervision of the finance staff, communicating with the Company’s directors, executives and employees.
●Oversee preparation of budgets and cash forecasts and evaluate variances thereto.
●Strengthen the Company’s core competencies in the finance organization, particularly cash management, planning, general accounting and financial reporting information management.
●As required, lead or participate in development of the Company’s business plan, and such other related forecasts as may be required by the Company for its corporate purposes.
●Enhance management and Board reporting packages.
●Communicate and/or negotiate with outside constituents, as appropriate, including the Company’s banks and their advisers.
●Assist the Company with such other matters as may be requested by the Company and are mutually agreeable.

AP Services | 2000 Town Center | Suite 2400 | Southfield, MI 48075 | 248.358.4420 | alixpartners.com

Staffing

Al Koch will be responsible for the overall engagement, assisted by Mr. Ronan who has a wide range of skills and abilities related to this type of assignment. In addition, APS has relationships with, and may periodically use, independent contractors, such as Mr. Ronan, with specialized skills and abilities to assist in this engagement.
We will periodically review the staffing levels to determine the proper mix for this assignment. We will only use the necessary staff required to complete the requested or planned tasks.

Timing, Fees and Retainer
APS will commence this engagement on or about January 2, 2024 after receipt of a copy of the executed Agreement accompanied by the retainer, as set forth on Schedule 1 and confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Objectives and Tasks section above. APS estimates the time for completion of this engagement to be at three to six months, depending upon the Company and its executive search firm identifying and retaining a full time replacement for Mr. Ronan.

The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.

Insider Trading

APS recognizes that, APS and its employees may receive from the Company or others, information that may be considered "material, nonpublic information" concerning the Company or another public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. APS and each of its employees performing services under this Agreement agree NOT to: (a) buy, sell or effect any other transaction relating to any stock, option, bond, warrant or other security of any issuer (including the Company) with respect to which APS is then in possession of material, nonpublic information received from the Company or others; (b) provide Company with information with respect to any public company that may be considered material, nonpublic information; or (c) communicate or provide any material, nonpublic information to any other person, including any relative, associate, or other individual, who intends to, may, or in which it is reasonably foreseeable that such person is likely to (i) purchase or sell securities of any company with respect to which such information relates, or (ii) otherwise directly or indirectly benefit from such information. In addition, APS represents and warrants it will abide by applicable insider trading laws and does require its employees to undergo annual compliance training with respect thereto. Without limiting any of the confidentiality and insider trading obligations included in this Agreement, neither APS nor any of APS’s employees performing services under this agreement, shall discuss any information concerning the Company obtained by APS in the course of performing the Services with any financial, securities or industry analyst or with the media without the written agreement of Company

If these terms meet with your approval, please sign and return a copy of this Agreement and wire transfer the amount to establish the retainer

We look forward to working with you.

Sincerely yours,

By:	/s/ A.A. Koch
Aaron Koch
Partner & Managing Director

A.A. Koch
Partner & Managing Director

Acknowledged and Agreed to:
CLOVER HEALTH INVESTMENTS CORP.

By:	/s/ Andrew Toy
Andrew Toy
Chief Executive Officer

Its: Director

Dated:12/26/2023 | 2:00 PM EST

Schedule 1

Fees and Expenses

1. Fees: APS agrees to professional fees of US$195,000 per month for the engagement, subject to the scope, assumptions and personnel requirements herein remaining unchanged (the “Engagement Fee”). If changes occur with respect to such scope, assumptions and/or personnel requirements, including those due to unforeseen events, the Parties will meet in good faith and agree to a revised Engagement Fee arrangement.

APS’ total fees include any retainer, break fee, or success fee payable hereunder, if any (together, the “Fees”).

2. Success Fee: APS does not seek a success fee in connection with this engagement.

3. Expenses: In addition to the Fees, the Company will reimburse APS for all reasonable out-of-pocket expenses incurred in connection with this engagement, such as travel, lodging and meals, and an administrative fee of 3% of the Fees to cover all other indirect administrative costs, including general administrative support, legal and IT support, as well as any technology costs associated with secure storage and handling of client data that are not otherwise specified in this Agreement.

4. Break Fee: APS does not require a break fee in connection with this engagement.

5. Retainer: Within five calendar days from the execution of this Agreement, the Company will pay APS a retainer of US$200,000 to be applied against Fees and expenses. APS may suspend performance of the services if the Company fails to timely pay the retainer. APS has sole discretion to determine how the retainer will be applied to its invoices. Any remaining balance after payment to APS’ final invoice will be promptly returned to the
Company.

6. Payment: APS will submit monthly invoices for Fees earned and expenses incurred to cloverhealth1@bill.com. All invoices are due and payable within thirty (30) days from receipt of relevant invoice.

Data Protection Schedule

Description of Transfer

APS will generally not process any Personal Data on behalf of the Company under this Agreement but will receive and potentially process personal details of employees/contractors of the Company who will be involved in the services to which this engagement relates such as name, job title, email address, telephone number. APS will use such personal details (i) for the purpose of communicating about the services to which this engagement relates and performing the services under this Agreement and (ii) for the duration necessary for the delivery of the services under this Agreement.

These General Terms and Conditions (“Terms”) are incorporated into the Agreement to which these Terms are attached. In case of conflict between the wording in the letter and/or schedule(s) and these Terms, the wording of the letter and/or schedule(s) shall prevail.

Section 1. Company Responsibilities

APS’s performance of the services in accordance with the terms of the Agreement are dependent on the Company’s timely and effective completion of the following responsibilities to the extent they are reasonably necessary for such performance: (a) provide timely, reliable, accurate and detailed information, materials, documentation; and (b) make timely decisions, gain relevant approvals, and co-operate with APS as is necessary or desirable for the performance of the services.

Section 2. Nature of the Services of APS

APS is not an accounting firm or a law firm. APS is providing advisory and consulting services only and will not (i) unless expressly stated otherwise in the Agreement, make management decisions for the Company, (ii) perform accounting audits, or (iii) provide legal services or advice. While APS may, from time-to-time, suggest options that may be available to the Company, the ultimate decision as to such options rests with the Company, and APS makes no promise or guarantee, nor gives any representations, about the outcome of the Company’s matters and/ or any decision it makes.

Section 3. Billing, Payments, and Taxes

Billing and Payments. All invoices for Fees and expenses are due as set forth on Schedule 1 (the “Due Date”) via check or wire transfer to APS’s bank account, as shown on the invoice. All amounts invoiced are based on services rendered and expenses incurred to date, and are not contingent upon future services or Work Product (as defined below), or the outcome of any case or matter.

If any Fees and/or expenses are not paid by the Company on the relevant Due Date, APS shall be entitled to charge interest on the unpaid amount calculated on a daily basis at the applicable statutory interest rate (for U.S. engagements, the short term applicable federal rate will be used) until payment in full is received.

Without prejudice to any other rights which APS may have at law or under the Agreement, if the Company fails to pay any Fees or expenses by the relevant Due Date or otherwise fails to comply with any of its other obligations under this Agreement, then APS may, without notice, suspend the provision of the services until such time as the Company performs such obligation(s) to the satisfaction of APS.

Should APS commence or engage in legal proceedings to recover any unpaid and overdue Fees and/or expenses and prevail, the Company shall be responsible for APS’s reasonable costs and legal fees. Taxes. APS’s Fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company (other than taxes imposed on APS’s income generally). If APS’s Fees are subject to any taxes, such as State sales tax or Value Added Tax, then APS will include such taxes on its invoices as separate line items.

Section 4. Use of Work Product

“Work Product” means all information, reports, materials, software and other work product that APS creates or develops specifically for the Company in the performance and/or preparation of the services that constitutes, contains and/or comprises APS’s advice, observations, assessments, evaluations, theories, formulas, methodologies, opinions, judgement, endorsements, recommendations and/ or proposals.

“Affiliate” means any entity that, directly or indirectly, controls, is controlled by or is under common control with the referenced entity, including the referenced entity’s parent. In this definition, control means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Except as disclosure may be required by law, regulation or regulatory process, or as allowed below, the Company agrees that the Work Product shall only be used by the Company internally solely for its own benefit and use consistent with the purpose of the services under this Agreement. The Company acknowledges and agrees that APS’s only duty of care in respect of the services and the Work Product is to the Company.

The Company may distribute the Work Product on a strictly confidential and non-reliance basis to its auditors, accountants, legal advisors, controlled and controlling Affiliates (“Authorized Recipients”) provided that the Company understands and agrees that APS does not accept any liability to any of the Authorized Recipients and APS sole duty of care is to the Company. The Company shall be responsible for any damages resulting from a breach of the terms of this Agreement by its Authorized Recipients.

Except as described above and without APS’s prior written approval (not to be unreasonably withheld or delayed), no part of APS’s Work Product may be (i) disseminated, reproduced, quoted, or referenced with attribution to APS or an unnamed consultant or (ii) disseminated to third parties without APS’s prior written consent and such third parties executing APS’s Report Access Letter.

Section 5. Confidentiality

Nondisclosure of Confidential Information. Each Party shall keep confidential all confidential information, in whatever form, relating to a Party or its finances, accounts, business, technologies, products, customers or suppliers obtained from the other Party during the performance of APS’s services hereunder (the “Confidential Information”), and neither Party will disclose any Confidential Information to any other person or entity, except as permitted below. Confidential Information includes the terms of this Agreement.

Disclosure of Confidential Information. The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, either Party from making such disclosures of Confidential Information that either Party reasonably believes are required by law or any regulatory requirement or authority, including APS’s disclosures to clear client conflicts and as may be required by FedRBank P2014 in unrelated bankruptcy matters.

Either Party may disclose Confidential Information to its Affiliates, and its and their directors, officers, employees, partners, subcontractors, auditors, accountants, agents and legal advisors (collectively, “Representatives”), but only if such Representatives reasonably need to know the Confidential Information as it relates to the services being provided under this Agreement and such Representatives are bound by similar confidentiality obligations. Each Party is responsible for any breach of these confidentiality obligations by any of its Representatives. In addition, APS may use the Company’s Confidential Information obtained in connection with, and/or generated in the performance of, the services for benchmarking and related purposes, to augment the consulting offerings APS provides to the Company and other clients provided that APS will only use such information on an aggregated and anonymized basis and will not, in any circumstances, identify the Company in connection with such benchmarking and related purposes and in all such cases, APS shall comply with applicable laws and professional obligations.

Marketing. APS will have the right to disclose to any person that it provided services to the Company and a general description of such services, but APS shall not provide any other information about its involvement with the Company.

Exclusions. The confidentiality provisions of this Agreement will not apply to any information that (a) is or becomes generally available to the public through no action by either Party or its Representatives (as defined below), (b) are or become available to either Party on a non-confidential basis from a source that such Party reasonably believes is lawfully permitted to so provide, or (c) is independently developed by either Party without the use of the Confidential Information of the other Party.

Return or Destruction of Information. At the conclusion of this Agreement, the receiving Party and its Representatives may, and will if so requested in writing by the disclosing Party, promptly return to the disclosing Party all tangible Confidential Information provided to the receiving Party and its Representative and will destroy/delete all summaries, notes, studies, compilations or written or electronic copies and records that reflect any of the Confidential Information prepared by either Party or any of its Representatives. Such destruction/deletion (or return/delivery) will be confirmed in writing. The foregoing obligation to return or destroy documents shall not extend to (i) documents the receiving Party is obligated to retain pursuant to any applicable law, rule, regulation, policy or by a competent authority, or (ii) any computer files or documents created as a result of automatic archiving and backup procedures provided that any such retained documents shall remain subject to this Agreement.

Expiration. The obligations of the Parties under this section shall survive the end of any engagement between the Parties for a period of three (3) years.

Section 6. Intellectual Property

“Intellectual Property” means patents, registered designs, registered trademarks and applications and the right to apply for any of the foregoing, copyright, design rights, topography rights, database rights, brands, trademarks, utility model rights, rights in the nature of copyright, rights in inventions and all other industrial, commercial and intellectual property rights and all other rights or forms of protection having equivalent or similar effect to any of the foregoing arising anywhere in the world.

“APS Intellectual Property” means any Intellectual Property that APS has created, acquired or developed prior to the date of and/or separately from the Agreement and any enhancements, developments and/or improvements to any of the foregoing by and/or on behalf of APS during the course of, and/or in performance of, the Agreement.
“Company Intellectual Property” means any Intellectual Property that APS creates specifically for the Company in the performance of the services that is not APS Intellectual Property.
As between the Parties, the Company’s Intellectual Property shall be owned by the Company upon full payment of all Fees and expenses due to APS and to that effect, subject to the payment of such Fees and expenses, APS hereby assigns its rights and interests in and the Company’s Intellectual Property to the Company.

As between the Parties, the APS Intellectual Property shall be owned by APS and except to the extent explicitly agreed hereunder the Company shall not acquire any title or interest in and to the APS Intellectual Property. APS hereby grants to the Company a non-exclusive, non-transferable, irrevocable, royalty-free, worldwide license to use the APS Intellectual Property only to the extent necessary to enable the Company to use and benefit from the results of the services, including the Company’s Intellectual Property, subject to and in accordance with the terms of the Agreement.

Section 7. Limitation of Liability

THE APS PARTIES SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF APS. THE APS PARTIES SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, LOST PROFITS, LOST DATA, REPUTATIONAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER SIMILAR DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE APS PARTIES’ AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000) (THE “LIABILITY CAP”).

Nothing in this Agreement, including the Liability Cap, shall be deemed to limit or exclude APS’s liability for (a) death or personal injury caused by negligence, (b) gross negligence, fraud or willful misconduct, or (c) to the extent such claim cannot by capped or limited by applicable law.

APS is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third-party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring such third-party product or service.

Section 8. Indemnification

The Company shall indemnify, hold harmless and defend APS and its Affiliates and its and their partners, directors, officers and employees (collectively, the “APS Parties”) from and against all claims (including without limitation claims from Authorized Recipients), liabilities, losses, expenses and damages (“Loss”) incurred or suffered arising out of or as a result of the performance by APS of the services or its obligations hereunder, or any third party’s use of or reliance on the services provided under this Agreement or Work Product. The indemnity herein shall not apply to the extent such Loss directly arises as a result of APS’ Parties: (i) gross negligence; or (ii) willful misconduct; unless and to the extent APS was complying with any instructions given by, or on behalf of, the Company. The Company shall pay Losses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of counsel, representing both Parties in the matter covered by this indemnification creates a potential conflict of interest, the APS Parties may engage separate counsel to represent them at the Company’s expense.

The Company shall specifically include and cover APS employees and agents serving as directors or officers of the Company or affiliates with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”) in at least $10 million for any one incident. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company shall, at the request of APS, provide a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and any other documents as APS may reasonably request evidencing the appointment and coverage of the indemnitees. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include APS employees and agents under the Company’s policy or does not have first dollar coverage acceptable to APS (e.g., there are claims or threatened claims against the policy), APS may, at its option, purchase a separate D&O insurance policy (at the Company’s expense) to cover APS employees and agents only.

APS employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise. The Company’s indemnification obligations in this Section shall be primary to, and without allocation against, any similar indemnification obligations that APS may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by APS or otherwise).

Section 9. Non-Solicitation of Employees

The Company acknowledges and agrees that APS has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of one year after its termination or expiration (the “Restrictive Period”), the Company agrees not to directly or indirectly solicit the employment of any of APS’s Partner & Managing Directors, Partners, Directors, or other employees/contractors who performed services under this Agreement or whom the Company or its Affiliates had interactions with as a result of the services provided under this Agreement. The following shall not be a violation of this section: (i) general solicitations, or recruitment through advertisements, job boards, websites, or other similar channels not targeted at APS personnel, or (ii) hiring former APS personnel who have not been employed by APS for a period of six (6) months prior to being contacted by the Company.

If during the Restrictive Period the Company directly or indirectly solicits away, hires or contracts with any of APS’s Partner & Managing Directors, Partners, Directors, or other employees/contractors in violation of the preceding paragraph, the Company agrees to pay to APS as liquidated damages and not as a penalty the total cash compensation (salary plus any cash bonuses) paid to such person during the preceding twelve months. The Company acknowledges and agrees that liquidated damages in such amounts are (x) fair, reasonable and necessary under the circumstances to reimburse APS for the costs of recruiting, hiring and training its employees as well as the lost profits and opportunity costs related to such personnel, and to protect the significant investment that APS has made in its Partner & Managing Directors, Partners, Directors, and other employees/ consultants; and (y) appropriate due to the difficulty of calculating the exact amount and value of that investment.
The provisions of this section shall apply except to the extent the provisions conflict with applicable law.

Section 10. Governing Law and Arbitration

The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each Party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in New York, New York under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing Party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Notwithstanding the foregoing, any Party may proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement for any claim in connection with (i) the non-payment of Fees or expenses due under this Agreement, or (ii) the non-performance of obligations under the Indemnification section of these Terms. For the purposes of this paragraph, the Parties expressly consent to the jurisdiction of all Federal and state courts located in New York, New York.
In any court proceeding arising out of this Agreement, the Parties hereby waive any right to trial by jury.

Equitable Remedies. Each Party acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of the Agreement. Each Party agrees that the non-breaching Party shall have the right to seek a restraining order and/or an injunction for any breach of the Agreement.

Section 11. Termination and Survival

The Agreement may be terminated at any time by ten days’ written notice by one Party to the other; provided, however, that notwithstanding such termination APS will be entitled to any Fees and expenses incurred through the termination date (for fixed fee engagements, fees will be pro rata based on the amount of time completed). Such payment obligation shall inure to the benefit of any successor or assignee of APS.

Additionally, unless the Agreement is terminated by the Company due to APS’s material breach (and such material breach continues after 30 days’ written notice thereof and opportunity to cure) APS shall remain entitled to the success fee(s), if any, that otherwise would be payable during the 12 months after the date of termination of the Agreement.
Sections 2, 4, 5, 7, 8, 9, 10, 11, 12, and 13 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

Section 12. General

Force Majeure. “Force Majeure Event” means any action, omission, act, event or circumstance which is beyond the reasonable control of APS and which prevents APS from performing any of its obligations under the Agreement, including failure to meet any standard of performance.

If a Force Majeure Event occurs, APS will, as soon as reasonably practicable, notify the Company of its occurrence, nature and the anticipated impact it will have on APS’s ability to perform its obligations under the Agreement and APS will have no liability in respect of the non-performance of such obligations during the continuation of the Force Majeure Event and for such time after its ends as is reasonably necessary for APS to recommence its affected performance under the Agreement.

Anti-Money Laundering Compliance. APS is obliged to and shall comply with certain regulations pertaining to its activities, including client take-on and the services contemplated during this engagement (for example UK, US and European anti- money laundering regulations as well as economic sanctions regulations administered by OFAC and/ or the Department of State in the US). The Company acknowledges and agrees that APS will conduct customer due diligence checks at the outset of the business relationship and periodically thereafter, which may involve verifying the identity of the Company, the beneficial owners of the Company, or their associated persons and entities, as well as other persons and entities with which APS is dealing in connection with this engagement. In that context, APS may request such information and documentation as is required for these purposes and APS shall retain all information and documentation provided in accordance with applicable laws and its document retention policy, as amended from time to time.

Anti-Bribery and Corruption. The Parties shall comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption (including but not limited to the Bribery Act 2010). Each Party shall notify the other immediately if it has reason to suspect that any breach of the foregoing has occurred, is occurring or is likely to occur in connection with this Agreement, its subject matter or the receipt or payment (as the case may be) of any moneys from or by or on behalf of the Company.

If either Party (the “Defaulting Party”) breaches this section, the other Party (the “Non-Defaulting Party”) may, notwithstanding any other terms of this Agreement terminate this Agreement and may recover from the Defaulting Party any loss or damage suffered by the Non-Defaulting Party resulting from such termination.

The rights and remedies under this section entitled ‘Anti-Bribery and Corruption’ shall survive acceptance and payment of any moneys and be without prejudice to any other right or remedy available to the Non-Defaulting Party.

Severability. If any provision(s) of the Agreement are, in any jurisdiction, found to be invalid or unenforceable, that provision or parts thereof (as the case may be) will to that extent and in that jurisdiction be deemed not to form part of the Agreement and the enforceability of the remainder will not be affected in such jurisdiction.

Entire Agreement. This Agreement, including the letter, the Terms and the schedule(s), contains the entire understanding of the Parties relating to the services and supersedes any and all prior proposals, communications, agreements, understandings, representations, or estimates among the Parties with respect to such services. Each Party agrees that in entering into the Agreement other than as expressly included in the Agreement it does not rely on any statement, representation, undertaking, agreement or understanding of any nature made by any person. The Agreement, including the letter, the Terms and the schedule(s), may not be amended or modified in any respect except in a writing signed by the Parties.

Related Matters. If an APS Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse APS for any professional time and expenses (including reasonable external and internal legal costs and e-discovery costs) incurred to respond to the request, except in cases where an APS Party is a party to the proceeding or the subject of the investigation.

Joint and Several Liability. If more than one counterparty enters into this Agreement with APS, the liability of each such counterparty shall be joint and several, and APS may take action against, or release or compromise the liability of, any counterparty, without affecting the liability of any other counterparty.

Third-Party Beneficiaries. Except where expressly stated to be for the benefit of Affiliates of APS (and such Affiliates will acquire rights to enforce the relevant terms), a person who is not a party to the Agreement has no rights to enforce any terms of the Agreement.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:

AlixPartners, LLP
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: Chief Legal Officer

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to APS. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.

Section 13. Data Protection

To the extent applicable, the Company and APS shall comply with the terms of the APS Data Protection Addendum (located at: https://www.alixpartners.com/policies/processor-data-protection-addendum/), which form part of the Agreement. The Data Protection Schedule of this Agreement shall apply to the Data Protection Addendum.